Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:

David Rubinger
(404) 885-8555
david.rubinger@equifax.com

Equifax Elects Robert Daleo and Siri Marshall to Board of Directors

ATLANTA , Aug. 7, 2006 - Equifax Inc. (NYSE: EFX) announced today that its board of directors has elected Robert D. Daleo and Siri S. Marshall to the board. Daleo will serve  for a term expiring at the annual meeting of shareholders in 2007 and was also appointed to the board’s audit committee.   Marshall will serve for a term expiring at the annual meeting of shareholders in 2008 and was appointed to the board’s governance committee.

Daleo, 57, has been executive vice president and chief financial officer of The Thomson Corporation (NYSE: TOC; TSX: TOC) since 1998, and a member of its board of directors since 2001. Thomson is a provider of integrated information solutions to business and professional customers. From 1994 to 1998, he served in senior operations, planning, finance and business development positions with Thomson.  Daleo held various financial and operating positions with The McGraw-Hill Companies and Automatic Data Processing, Inc. prior to joining Thomson in 1994.  He is a member of Fordham University’s President’s Council and the Advisory Board of Rutgers University’s Prudential Center for Business Ethics.

Marshall, 58, currently serves as senior vice president, general counsel and secretary and chief governance and compliance officer at General Mills, Inc. (NYSE: GIS), a diversified foods maker and distributor. In addition, she managed General Mills’ tax function from 1994 to 1999 and its corporate affairs group from 1999 to 2005. Prior to joining General Mills in 1994, Marshall was senior vice president, general counsel and secretary of Avon Products, Inc.  She also is a director of Ameriprise Financial, Inc., where she serves on the compensation and benefits committee and as chair of the nominating and governance committee; a director of the International Institute for Conflict Prevention and Resolution, the Yale Law School Center for the Study of Corporate Law; and a trustee of the Minneapolis Institute of Arts and the General Mills Foundation. Marshall has served as a director of NovaCare, Inc., Jafra Cosmetics International and Snack Ventures Europe.  She has also served as a member of The New York Stock Exchange Legal Advisory Committee.

“We are delighted to welcome two outstanding members of our board,” said Richard F. Smith, Equifax’s chairman and CEO.  “As a leader of a world-class information company like Thomson, Bob’s extensive global financial and operating experience will add to the board’s strengths in those areas.  Siri is a widely respected and influential general counsel of General Mills, one of the world’s most trusted and respected companies, and we look forward to benefiting from her international experience and insight.”

“I look forward to working with the Equifax board and management and to offering my background in finance and operations as a resource for the board,” said Daleo.

“Equifax is an industry leader and innovator in its industry.  I am excited at the opportunity to be part of this accomplished board of directors and to contribute to the direction of this company,” said Marshall.

About Equifax  (www.equifax.com)

Equifax Inc. is a global leader in information technology that enables and secures global commerce with consumers and businesses. We are one of the largest sources of consumer and commercial data. Utilizing our databases, advanced analytics and proprietary enabling technology, we provide real-time answers for our customers. This innovative ability to transform information into intelligence is valued by customers across a wide range of industries and markets. Headquartered in Atlanta, Georgia, Equifax employs approximately 4,700 people in13 countries throughout North America, Latin America and Europe. Equifax was founded 107 years ago, and today is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

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